SMITH HELMS MULLISS & MOORE, L.L.P.
                                Attorneys at Law
                             Post Office Box 31247
                           Charlotte, North Carolina 28231

                                Tel (704)343-2000

                                October 28, 1997


CT Communications, Inc.
68 Cabarrus Avenue, East
P. O. Box 227
Concord, North Carolina 28025

Re:  Registration Statement on Form S-8 Filed October 28, 1997
     100,000 Shares of Class B Nonvoting Common Stock to be Issued Pursuant to CT Communications, Inc. Omnibus Stock Compensation Plan

Ladies and Gentlemen:

In connection with the possible offering and sale from time to time of all or a portion of 100,000 shares of the Class B Nonvoting Common Stock of CT Communications, Inc. (the "Shares"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Regisstration Statement") filed on October 28, 1997 by the registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended, we are of the opinion that when (a) the Registration Statement shall become effective and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement, the Shares will be validly authorized and validly issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion as Exhibit 5.1 of the Registration Statement.

                                 Very Truly Yours,

                                 /S/ SMITH HELMS MULLISS & MOORE, L.L.P.